Exhibit  3.3


                              ARTICLES  OF  AMENDMENT
                                      TO  THE
                            ARTICLES  OF  INCORPORATION
                                        OF
                              MAG  ENTERPRISES,  INC.

      FIRST: The present name of the corporation IS "MAG Enterprises, Inc." The name of the corporation is changed by these Articles of Amendment, however, to "Safari Associates Inc."

      SECOND:  The  text  of  each  amendment  adopted  is  :

            (a) The Article at present designated "ARTICLE I" is amended to provide in its entirety:

                                    ARTICLE  I

                                      Name

            The  name  of  the  corporation  is  Safari  Associates,  Inc."

            (b) The Article at present designated "ARTICLE III" is amended to provide in its entirety:

                                   ARTICLE  III

                                    Purposes

            The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the Utah Revised Business Corporation Act.

            (c) The Article at present designated "ARTICLE IV" is amended to provide in its entirety:

                                   "ARTICLE  IV

                                      Stock


            The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $0.001 par value common stock. All stock of the Corporation shall be of the same class, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall not be liable to any further call or assessment.

      (The foregoing amendment of Article IV is made in order to effectuate a one for ten reverse split of the Corporation's authorized 100,000,000, and issued (5,500,000) shares, and in order to then increase the number of $0.001 par value shares which the corporation is authorized to issue from 10,000,000 to 100,000,000 shares).

      THIRD: To the extent that the amendment of Article IV set forth above provides for an exchange or reclassification of issued shares, the provisions for implementing the same are: the Corporation's board of directors has adopted a resolution providing that its transfer agent (American Registrar & Transfer Company, 705 Newhouse Building, Salt Lake City, Utah 84111) shall issue a new form company certificate representing one share of its $0.001 par value (that provided for by said amendment) stock for each ten shares of the Company's prior $0.0001 par value stack that are represented by such old form certificate, as may be presented for registration of transfer in the ordinary course of business.

      FOURTH: Each and all of the foregoing amendments were adopted on September 3, 1993 by the shareholders of the Corporation at a duly Special Meeting of Shareholders held on  that  date  ("the  Meeting  Date").

      FIFTH: (a) The Corporation had only one voting group as of the Meeting Date, to wit, the 5,500,000 shares it then had issued and outstanding (and all of which were under its articles of incorporation entitled to vote generally on the amendments) of the only class of stock which the Corporation was then authorized to issue, to wit, $0.0001 par value common stock, and 3,257,000 shares of the Corporation's said sole voting group were Indisputably represented at the said Special Meeting.

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            (b)  A total of 3,757,OOO votes were cast for and no votes were cast against each of the amendments hereinbefore set forth by the Corporation's sole voting group, which number constituted more than a majority of the Corporation's outstanding shares and was sufficient for approval and adoption of the amendments by the Corporation's sole voting group.

      WHEREFORE, the undersigned Secretary of MAG Enterprise, Inc., hereby makes and executes these Articles of Amendment pursuant to specific authorization and direction from the board of directors of said Corporation to do so, an this 3rd day of September, 1993.


                                             /s/  Lillian  Berger
                                             -------------------------
                                             Lillian  Berger,  Secretary

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Exhibit  3.4

                            SAFARI  ASSOCIATES,  INC.

              ARTICLES  OF  AMENDMENT  TO  ARTICLES  OF  INCORPORATION
                    Pursuant  to  U.C.A.  Section  16-10a-1006

- First: That at a meeting of the Board of Directors of Safari Associates, Inc. ("the Company") resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of the Company, declaring the amendment to be advisable and in the best interest of the Company and its shareholders.

The  resolution  setting  forth  the  proposed  amendment  is  as  follows:

     Resolved, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE IV" so that, as amended, that ARTICLE IV shall be and read as follows:


                                 ARTICLE  IV

                                   Stock

The aggregate number of shares which the corporation shall have authority to issue is Sixty Million (60,000,000) shares, divided into:

     50,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share;

     and

     10,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share.

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

     A. Common Shares. The terms of the 50,000,000 Common Shares of the corporation shall be as follows.

          (1)  Dividends.  Whenever  cash  dividends  upon  the Preferred Shares
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of  all  series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

          (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

          (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

        B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Ten Million (10,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

     Resolved, that the Articles of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE V" so that, as amended, that ARTICLE V shall be and read as follows:


                                  ARTICLE  V
                                  Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment, or, whenever permitted by the Utah Code and the Company's By-Laws, by a majority of the Board of Directors or by Unanimous Written Consent of the Board of Directors.


- Second: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 16-10a-1001 and 16-10a-852 of the Utah Corporation Code.

- Third: That the aforesaid amendment was approved by holders of a majority of issued and outstanding Common shares of the Company in accordance with the Company's initial Articles of Incorporation and Section 16-10a-1003 of the Utah Corporation Code. Of the total shares eligible to vote (holders of the Company's Common Stock) the majority of the shares voted affirmatively for the amendment. This vote was obtained by a written consent to action in lieu of a special meeting, in accordance with Section 16-10a-704. Total shares eligible to vote: 11,458,583. Total affirmative votes: 6,040,385.

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-  Fourth:  That  the  capital  of  the aforesaid corporation was not be reduced under  or  by  reason  of  the  aforesaid  amendment.


      /s/  Morton  Berger
BY:  ________________________________
    Morton  Berger,  President  and  CEO


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